Exhibit 10.36

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (“this Agreement”) is made as of February 3, 2012 by OMNICARE, INC. and OMNICARE MANAGEMENT COMPANY, corporations organized and existing under the laws of the State of Delaware, with their principal place of business at 1600 Rivercenter II, 100 East Rivercenter Boulevard, Covington, Kentucky 41011 (collectively, the “Company”), and LEO P. FINN III (“Executive”).
RECITALS:
WHEREAS, Executive and Omnicare Management Company are parties to a certain Employment Agreement dated August 21, 1997, as amended (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company terminated on February 1, 2012; and
WHEREAS, the parties wish to settle their mutual rights and obligations arising from such termination of employment subject to the terms and conditions as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein (including, without limitation, the payments specified in Section 2, which Executive acknowledges exceed those payable pursuant to the Employment Agreement), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Cessation of Employment Relationship.

Executive’s employment with the Company terminated on February 1, 2012 (the “Termination Date”). Executive resigned effective as of January 30, 2012 from his position as Executive Vice President–Strategic Planning and Corporate Development of the Company and from all other positions and offices with the Company and any affiliate of the Company. Executive hereby waives any right to notice of termination of his employment and payment in lieu thereof.

2.    Payment Obligations.
(a)    Severance. The Company shall pay or provide to Executive:
(i)    Executive’s accrued and unpaid base salary through the Termination Date, in accordance with the Company’s normal payroll practices;
(ii)    $320,000.00 in pro-rata installments during the twelve-month period beginning on the Release Date (as defined below) and ending on the first anniversary of the Release Date, in accordance with the Company’s normal payroll practices, with the first payment being made on the first payroll date following the Release Date;
(iii)    any unreimbursed expenses as of the Termination Date in accordance with the Company’s standard procedures for expense reimbursement;
(iv)    pursuant to the terms of the applicable stock option agreements, any unvested stock options held by Executive granted under the Company’s 2004 Stock & Incentive Plan shall become fully vested on the Termination Date, and all stock options shall remain exercisable for a period of ninety days following the Termination Date;
(v)    as soon as practicable following the Release Date, a cash payment which equals Executive’s account balance in the Company’s Excess Benefit Plan;
(vi)    as soon as practicable following the Release Date, a cash payment of $502,609; and
(vii)    a cash payment of $240,000 paid at the same time that payments are made under the Omnicare Inc. Annual Incentive Plan, but not later than March 15, 2012.
The parties understand that Executive is not entitled to, and shall not receive, any incentive awards under the Omnicare, Inc. Annual Incentive Plan or the Omnicare, Inc. 2004 Stock & Incentive Plan.
(b)    Restricted Stock. On the Termination Date, Executive held 73,259 shares of unvested restricted stock of the Company issued under the Company’s 2004 Stock & Incentive Plan. All of such shares of restricted stock shall be forfeited on the Termination Date.
(c)    Other Benefits.
(i)    The Company and Executive shall honor their obligations under the Split Dollar Life Insurance Agreements between the Company and Executive;
(ii)    Executive shall be paid any amount due under any welfare or other benefit plan of the Company in accordance with the terms of each such plan and applicable law, including payment of any earned but unused vacation time as of the Termination Date in accordance with Company policy;
(iii)    The Company shall pay Executive’s premiums for his COBRA health insurance coverage for a period of eighteen (18) months (less Executive’s employee contribution); and
(iv)    Executive shall be provided with outplacement services for one year immediately following the Termination Date in accordance with Company policy.
Except as provided in this Section 2, Executive shall not be due any payments or benefits from the Company in connection with his employment or the termination of his employment.

3.    Waiver and Release. The receipt of the payments and benefits provided under this Agreement (other than the payments and benefits specified in Sections 2(a)(i), 2(a)(iii) and 2(c)(ii)) is conditioned upon the execution on the date hereof and non-revocation by Executive of the General Release and Covenant Not to Sue attached as Exhibit A hereto (the “Release”). If the Release is not executed and non-revocable prior to the date that is thirty (30) days following the Termination Date (the date the Release becomes non-revocable, the “Release Date”) all payments under this Agreement shall be forfeited (other than the payments and benefits specified in Sections 2(a)(i), 2(a)(iii) and 2(c)(ii)).

4.	Cooperation.
(a)    In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall be reasonably available to the Company and its affiliates, reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates, that relate to Executive’s prior positions with and work conducted on behalf of the Company and its affiliates. Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure. All such requests to provide services shall be scheduled with good faith consideration for Executive’s personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses incurred in connection with fulfilling his obligations under this Section 4(a).
(b)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two business days) if he is contacted in connection with any governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(c)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two business days) if he is contacted in connection with any litigation or proceeding that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(d)    In connection with Executive’s cooperation duties and responsibilities under this section, Executive shall provide, within fifteen (15) days following the date of this Agreement, an exit interview with an individual or individuals designated by the Company. Executive hereby represents and warrants that during such exit interview he shall provide a thorough and comprehensive description of all facts known to him personally and/or through investigation, to the full extent of his knowledge or any belief, that the Company or any of the Releasees (as defined in the Release), has violated or is currently in violation of any federal or state law, regulation, standard, requirement, or Corporate Compliance Program (specifically including but not limited to the Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any state law equivalent, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b et seq.).
5.    Noncompetition, Nonsolicitation and Nondisclosure.
(a)    For the avoidance of doubt, the provisions of Section 5 of the Employment Agreement are incorporated by reference herein, and shall continue in full force and effect from and after the Termination Date; provided, however, that Executive acknowledges that any reference therein to “Business” means the provision of pharmaceutical products and ancillary services, including specialty pharmaceutical products and support services, to long-term care facilities, other healthcare service providers and recipients of services from such facilities, and any other businesses in which the Company or its affiliates is engaged in on the Termination Date, or in which the Company or its affiliates proposed to be engaged in within the 12 months preceding the Termination Date (but only if Executive, or any member of the Company’s business development or mergers and acquisitions teams, was actively engaged in the proposed business).
(b) Without limiting his obligations under Section 5 of the Employment Agreement, Executive represents and warrants that he has not and shall not disclose or provide to any person or entity, any confidential, proprietary or trade secret information of or about the Company without the express written authorization and consent of the Company. Executive agrees, promises and warrants that he shall promptly (and in any event within two business days) disclose to the Company’s General Counsel any and all confidential information he is called upon to disclose to any person or entity in connection with any legal process, including but not limited to any litigation or government investigation, or public policy consideration prior to such disclosure.
6.    Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating the Company, including its current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders. The Company shall cause the members of its board of directors, its executive officers and its employees with the title of Senior Vice President or above, not to make any statements, whether written or oral, disparaging or denigrating Executive, other than written or oral statements among employees and directors of the Company.

7.	Miscellaneous.
(a)    Section 409A Compliance.
(i)    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (“Code Section 409A”),

and this Agreement shall be construed and applied in a manner consistent with this intent.
(ii)    With respect to any payment or benefit under Section 2, if any, that is deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A) (the “Separation Payments”), Executive shall not be deemed to have terminated employment until he is deemed to have a Separation from Service (as defined below), and Executive’s right to receive the Separation Payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(iii)    Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)    Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, offsets, social security and other federal, state and local taxes and deductions.
(d)    Waiver. Failure of the parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(e)    Confidentiality. Executive agrees and promises to keep the facts and terms of this Agreement completely confidential, and not to disclose such information to anyone other than his spouse, attorneys and licensed tax and/or professional investment advisor, all of whom shall be informed of and bound by this confidentiality provision. Executive acknowledges that these obligations are in addition to, and not in lieu of, any other obligations imposed by the Corporate Compliance Program, and any other applicable Company manual or policy.
(f)    Return of Company Property. Executive shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in his possession.
(g)    Nonadmission of Liability. This Agreement is not an admission of guilt or wrongdoing by any Releasees (as defined in the Release) and Executive acknowledges that the Releasees deny that they have engaged in wrongdoing of any kind or nature.
(h)    Consent to Jurisdiction. The parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (ii) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (iii) irrevocably submit to the jurisdiction of any such Action, and (iv) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 7(i) hereof, or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 7(i) hereof, and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that such service of process shall have the same force and validity as if service were made to him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(i)    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:	Omnicare, Inc. 1600 RiverCenter II 100 East RiverCenter Boulevard Covington, Kentucky 41011 Attention: General Counsel
If to Executive:	Leo P. Finn III 1000 Hatch Street Cincinnati, OH 45202
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(j)    Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.

(k)    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof.
(l)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(m)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(n)    Entire Agreement. This Agreement (including the Release) constitutes the entire understanding and agreement between the parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including but not limited to the Employment Agreement. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.
(o)    Consequences of Breach by Executive. Executive acknowledges that the Company is entering this Agreement in reliance on his promises, agreements, warranties, and covenants to adhere to each of the responsibilities and duties as described throughout this Agreement, and that the promises, agreements, warranties, covenants, duties, responsibilities and obligations set forth in each section of this Agreement each constitute a material inducement for the Company to enter this Agreement. . In the event that Executive breaches Section 5 of this Agreement, the Company, in addition to any other remedies available to it, shall cease payments under Section 2(a)(ii) hereof. In addition, in the event that Executive materially breaches any provision of this Agreement, Executive agrees and promises (i) to reimburse the Company for all of the payments and benefits described in Sections 2(a)(vi) and 2(a)(vii) of this Agreement, and (ii) that the Company shall cease payments and benefits under Sections 2(a)(ii), 2(c)(iii) and 2(c)(iv) hereof. Executive further acknowledges and agrees that the Company would be irreparably harmed by any actual or threatened violation of this Agreement that involves disclosure of the existence, terms, or amount payable under this Agreement, and that the Company shall be entitled to an injunction prohibiting Executive from committing any such violation.
(p)    In addition to any compensation recovery (clawback) which may be required by this Agreement, law or regulation (including but not limited to any clawback required by Section 954 of the Dodd-Frank Act), Executive acknowledges and agrees that any compensation paid under this Agreement shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the Termination Date.

SIGNATURES ON FOLLOWING PAGE

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.

_/s/ Priscilla Stewart-Jones_________________
By: Priscilla Stewart-Jones
Title: EVP, Human Resources

OMNICARE MANAGEMENT COMPANY

_/s/ Priscilla Stewart-Jones_________________
By: Priscilla Stewart-Jones
Title: EVP, Human Resources

EXECUTIVE

_/s/ Leo P. Finn III___________________
By: Leo P. Finn III

EXHIBIT A
GENERAL RELEASE AND COVENANT NOT TO SUE

I, LEO P. FINN III, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the separation agreement between Omnicare, Inc. and Omnicare Management Company (collectively, the “Company”), and Leo P. Finn III, dated as of February 3, 2012 (the “Separation Agreement”), to which this General Release and Covenant Not to Sue (the “Executive Release”) is attached, do hereby release and forever discharge and covenant not to sue the Company and its subsidiaries, affiliates, directors, members, officers, executives, agents, stockholders, and its and their affiliates, and its and their successors and assigns (both individually and in their official capacities) (the “Releasees”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have or may have arising prior to or on the Effective Date (as defined below) relating to my employment with or severance of my employment from the Company and its affiliates (“Claims”).
By signing this Executive Release, I am providing a complete waiver and release of all Claims and rights to assert any Claims on my behalf or on behalf of any other person(s) or entity(ies) that may have arisen, whether known or unknown, up until and including the Effective Date. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Sarbanes Oxley Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as provided below), the Kentucky Civil Rights Act (including Kentucky statutory provision regarding discrimination against smokers), Ky. Rev. Stat. Ann §344.010 et seq.; the Kentucky Human Rights Commission Regulations, Title 104 Ky. Admin. Regs. 1:010 et seq.; the Kentucky Wage Payment Law (including the Kentucky statutory provision regarding parental leave for adoptions), Ky. Rev. Stat. Ann. §337.015 et seq.; the Kentucky Minimum Wage Law, Ky. Rev. Stat. Ann. §327.275 et seq.; the Kentucky Equal Pay Law, Ky. Rev. Stat. Ann. §337.420 et seq.; the Kentucky statutory provision regarding retaliation/discrimination against employees who file a workers’ compensation claim, Ky. Rev. Stat. Ann. §342.197 et seq.; the Kentucky Prevailing Wage Law, Ky. Rev. Stat. Ann. §337.505 et seq.; the Kentucky Occupational Safety and Health Law, Ky. Rev. Stat. Ann. Chapter 338; the Kentucky Equal Opportunities Act, Ky., Rev. Stat. Ann. §207.130 et seq.; the Kentucky statutory provision regarding the right of employees to possess firearms in personal vehicles, Ky. Rev. Stat. Ann. §237.106, the Ohio Civil Rights Act, O.R.C. 4112 et seq., and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance. This Executive Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company I may have or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, “Excluded Claims”).
I understand that I am releasing Claims that I may not know about, and that this is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Executive Release. Nevertheless, I am assuming that risk and I agree that the Separation Agreement and this Executive Release shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.
I further agree, warrant, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charged or will charge, claimed or will claim, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate, or charged or claimed, any lawsuit, action for damages, investigation by any person or entity, or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees with respect to any Claims other than Excluded Claims. I have not assigned or transferred, and will not assign or transfer, any Claim I am waiving and releasing, nor have I purported to do so.
Without limiting the scope of the Separation Agreement or this Executive Release in any way, I certify that the Separation Agreement and this Executive Release constitute a knowing and voluntary waiver of any and all rights or claims that exist or that I have or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) (29 U.S.C. §§ 621, et seq.). This Executive Release does not govern any rights or claims that might arise under the ADEA after the Effective Date.
I further acknowledge and agree that: (a) the consideration provided pursuant to the Separation Agreement is in addition to any consideration that I would otherwise be entitled to receive; (b) I have been and am hereby advised in writing to consult with an attorney prior to signing the Separation Agreement and this Executive Release; (c) I have been provided a full and ample opportunity to study the Separation Agreement and this Executive Release, including a period of at least twenty-one (21) days within which to consider it; (d) to the extent that I take less than twenty-one (21) days to consider the Separation Agreement and this Executive Release prior to execution, I acknowledge that I had sufficient time to consider the Separation Agreement and this Executive Release and that I expressly, voluntarily and knowingly waive any additional time, and (e) any further negotiations or material or immaterial changes to the Separation Agreement or this Executive Release shall not restart the running of the 21-day review period described above; and (f) I am aware of my right to revoke the Separation Agreement and this Executive Release at any time within the seven (7) day period following the date that I sign the Separation Agreement and this Executive Release, and that the Separation Agreement and this Executive Release shall not become effective or enforceable until the seven (7) day revocation period expires without revocation (the first day on which the Separation Agreement and this Executive Release are irrevocable, the “Effective Date”). Any such revocation must be in writing and received within the stated time period to: Executive Vice President of Human Resources, Priscilla Stewart-Jones, at Omnicare, Inc., 1600 River Center II, 100 East River Center Boulevard, Covington, KY 41011 during such period to be effective.
I acknowledge that I have not relied on any representations or statements not set forth in the Separation Agreement or this Executive Release. I will not disclose the contents or substance of the Separation Agreement or this Executive Release to anyone except my spouse, attorneys and licensed tax and/or professional investment advisor, all of whom will be informed of and bound by this confidentiality provision.
This Executive Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this Executive Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
For the avoidance of doubt, any dispute regarding the terms of this Executive Release shall be subject to Section 7(h) of the Separation Agreement.

IN WITNESS WHEREOF, I have executed this Executive Release on this 3rd day of February, 2012.

_/s/ Leo P. Finn III_________
Leo P. Finn III